INVESTMENT SUB-ADVISORY AGREEMENT
AMONG WELLS FARGO FUNDS TRUST,
WELLS FARGO FUNDS MANAGEMENT, LLC, THE ROCK CREEK
GROUP, LP AND PINE RIVER CAPITAL MANAGEMENT L.P.

This AGREEMENT is made as of this 1st day of April
2014, by and among Wells Fargo Funds Trust (the
"Trust"), a business trust organized under the laws of the State of Delaware with its principal place of business at 525 Market Street, 12th Floor, San
Francisco, California 94105, Wells Fargo Funds
Management, LLC (the "Adviser"), a limited liability company organized under the laws of the State of Delaware with its principal place of business at 525
Market Street, 12th Floor, San Francisco, California
94105, The Rock Creek Group, LP, a limited partnership organized under the laws of the State of Delaware, with its principal place of business at 1133 Connecticut
Avenue, N.W., Suite 810, Washington, D.C. 20036 (the "Sub-Adviser") and Pine River Capital Management L.P., a limited partnership organized under the laws of the State of Delaware, with its principal place of business at 601 Carlson Parkway, Ste. 330, Minnetonka, Minnesota
55305 (the "Manager").
WHEREAS, the Adviser, the Sub-Adviser and the Manager are each registered investment advisers under the U.S. Investment Advisers Act of 1940, as amended
(the "Advisers Act"); and
WHEREAS, the Trust is registered under the U.S.
Investment Company Act of 1940, as amended (the
"1940 Act"), as an open-end, series management investment company; and
WHEREAS, the Trust's Board of Trustees (the "Board") has engaged the Adviser to perform investment advisory services for each series of the Trust under the terms of an investment advisory agreement, dated
August 6, 2003 and as amended and supplemented from time to time, between the Adviser and the Trust
(the "Advisory Agreement"); and
WHEREAS, the Adviser, acting pursuant to the Advisory Agreement and with the approval of the Trust's Board, has retained the Sub-Adviser to provide specified investment advisory services to each series of the Trust listed in Appendix A hereto as it may be amended or supplemented from time to time (the "Fund(s)") under the terms of an investment sub-advisory agreement, dated April 1, 2014 and as amended or supplemented from time to time, among the Trust, the Adviser and the Sub-Adviser (the "Sub-Advisory Agreement"); and
WHEREAS, the Adviser and the Sub-Adviser wish to retain the Manager, and the Trust's Board has approved the retention of the Manager, to assist the Adviser and the Sub-Adviser in the provision of investment advisory services to the Fund(s), and
WHEREAS, the Manager is willing to provide those services on the terms and conditions set forth in this Agreement;
NOW THEREFORE, the Trust, the Adviser, the
Sub-Adviser and the Manager agree as follows:
Section 1. The Trust. The Trust is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Declaration of Trust, as amended or supplemented from time to time, By-Laws
(if any) and Registration Statement filed with the U.S. Securities and Exchange Commission (the
"Commission") under the 1940 Act and the U.S.
Securities Act of 1933 (the "Securities Act"), including any representations made in the prospectus and statement of additional information relating to the Fund(s) contained therein and as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Board.
Section 2. Appointment of Manager. Subject to the direction and control of the Board, the Adviser has been appointed to manage the investment and reinvestment of the assets of the Fund(s) and to provide certain management and related services specified in the Advisory Agreement with respect to the Fund(s).
Subject to the direction and control of the Board and the Adviser, the Sub-Adviser has been appointed to manage the investment and reinvestment of the assets of the Fund(s) and to provide the management and related services specified in the Sub-Advisory Agreement, all in such manner and to such extent as may be directed from time to time by the Board or the Adviser.
Subject to the direction and control of the Board, the Adviser and the Sub-Adviser, and with the oversight of the Adviser and the Sub-Adviser, the Manager is hereby appointed and agrees to manage the investment and reinvestment of that portion of the assets of the Fund(s) allocated to it from time to time by the Board, the Adviser or the Sub-Adviser and communicated to the Manager, as described herein
(the "Manager Portion") and to provide the management and related services specified herein, all in such manner and to such extent as may be directed from time to time by the Board, the Adviser or the Sub-Adviser. Without limiting the generality of the foregoing, the Board, the Adviser or the Sub-Adviser may direct the Manager's provision of management services with respect to the Manager Portion by delivering written investment guidelines, investment policies and investment restrictions (as amended from time to time, the "Investment Guidelines"), provided that no material changes to the Manager's relative value investment strategy employed for the Manager
Portion with respect to the principal asset class and the principal market capitalization(s) of securities in which the strategy invests may be imposed without the Manager's consent, which shall not be unreasonably withheld. The Manager shall manage the investment and reinvestment of the Manager Portion in accordance with the Investment Guidelines.
The investment authority granted to the Manager with respect to the Manager Portion shall include only the authority to make investment decisions with regard to the investment, reinvestment, and disposition of assets held by the Fund(s) in the Manager Portion and to exercise whatever powers the Trust may possess with respect to any of the assets in the Manager Portion, including, but not limited to, the power to exercise rights, options, warrants, conversion privileges, redemption privileges, to borrow securities, to sell securities short and to tender securities pursuant to a tender offer. The Manager shall not, however, be responsible for voting proxies, for investigating, initiating, supervising, monitoring or otherwise participating in class actions and/or other litigation or legal proceedings on behalf of the Fund(s), but will provide such assistance as is reasonably requested by the Adviser or Sub-Adviser. To the extent that any communication directing the provision of management services with respect to the Manager Portion are made or delivered pursuant to this Agreement by either the Adviser or the Sub-Adviser, such communications or instruction, unless otherwise specified, shall be deemed to have been made by both the Adviser and the Sub-
Adviser.
Section 3. Duties and Representations and
Warranties of the Manager.
(a) The Manager shall make all decisions with respect to purchases and sales of securities and any other investment assets and whether to convert, borrow, lend or exchange, securities, instruments, and property for the Manager Portion of the Fund(s). To carry out such decisions, the Manager is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders, issue instructions and execute documentation with respect to those transactions of the Fund(s) with respect to the Manager Portion thereof. In all purchases, sales and other transactions in securities and other investment assets for the Manager Portion of the Fund(s), the Manager is authorized to exercise full discretion and act for the Trust and instruct the custodian of the Fund(s) (the "Custodian") in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.
(b) The Manager acknowledges that the
Fund(s) and other mutual funds advised by the Adviser (collectively, the "fund complex") may engage in transactions with certain sub-advisers or other managers in the fund complex (and their affiliated persons), in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the
1940 Act. Accordingly, the Manager hereby agrees that it will not consult with any other sub-adviser or manager of a fund in the fund complex, or an affiliated person of a sub-adviser or manager, concerning transactions for a fund in securities or other fund assets. With respect to a multi-managed Fund(s), the Manager shall be limited to managing only the Manager
Portion and shall not consult with another manager as to any other portion of the Fund(s)' portfolio concerning transactions for the Fund(s) in securities or other Fund assets. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit consultations between (i) a Manager that is not an affiliated person of the Adviser or the Sub-Adviser and a sub-adviser or manager that is an affiliated person of the Adviser or the Sub-Adviser or
(ii) a Manager that is an affiliated person of the Adviser or Sub-Adviser and any other sub-adviser or manager.
(c) The Manager will report to the Board at each regular meeting thereof, which Manager is requested to attend, all material changes in the Manager Portion of the Fund(s) since the prior report, and will also keep the Board informed of important developments affecting the Manager Portion of the Fund(s) and the Manager, and on its own initiative will furnish the Board from time to time with such information as the Manager may believe appropriate, whether concerning the individual companies whose securities are held by the Manager Portion of the Fund(s), the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Manager Portion of the Fund(s) maintains investments. At the request of the Adviser or the Sub-Adviser, the Manager shall review draft shareholder reports and annual updates to prospectuses and other documents and provide timely comments thereon with respect to the Manager and the Manager Portion, provided, however, that the Manager receives an appropriate advance written request for such comments. The Manager will also furnish the Board with such statistical and analytical information with respect to securities or other assets in the Manager Portion of the Fund(s) as the Manager may believe appropriate or as the Board, the Adviser or the Sub-Adviser reasonably may request. In making purchases and sales of securities for the Manager
Portion of the Fund(s), the Manager will comply with the provisions, policies, restrictions and other requirements set forth in Section 7 of this Agreement, and the investment objectives, policies and restrictions of the Fund(s).
(d) The Manager shall promptly notify the Adviser and the Sub-Adviser (i) of any changes regarding the Manager that would impact disclosure in the Trust's Registration Statement, including, without limitation, any change in the personnel of the Manager responsible for making investment decisions for the Fund(s), (ii) of any violation of any requirement, provision, policy or restriction that the Manager is required to comply with under Section 7 of this Agreement, and (iii) upon Manager becoming aware that it is, or likely will become, subject to any statutory disqualification pursuant to Section 9 of the 1940 Act or any other event otherwise that prevents the Manager from performing its duties pursuant to this Agreement. The
Manager shall notify the Adviser and the Sub-Adviser of any change in "control" (as such term in defined in Section 2(a)(9) of the 1940 Act) of the Manager promptly after the reasonable likelihood of such event becomes known to Manager, unless the Manager is legally or contractually prohibited from doing so, in which case the Manager shall so notify the Adviser and the Sub-Adviser at the earlier of the date on which such prohibition no longer applies and the occurrence of any change in control. The Manager shall, within two business days, notify the Adviser, the Sub-Adviser and the Trust of any legal process served upon it in connection with its activities hereunder, including any legal process served upon it on behalf of the Adviser, the Sub-Adviser, the Fund(s) or the Trust. The Manager shall reasonably cooperate with the Custodian in the Custodian's processing of class actions or other legal proceedings relating to the holdings (historical and/or current) of the Fund(s) with respect to the Manager
Portion.
(e) The Manager shall supervise and
monitor the activities of its representatives, personnel and agents in connection with the execution of its duties and obligations hereunder. The appropriate personnel of the Manager will be made available to consult with the Adviser, the Sub-Adviser, the Trust and the Board at reasonable times and upon reasonable notice concerning the Manager's performance of services hereunder or any other aspect of the business of the Trust and the Fund(s). Without limiting the generality of the foregoing, appropriate personnel of the Manager will provide reasonable assistance to the Adviser and/or the Board in the valuation of securities or other investment assets held within the Manager
Portion of the Fund(s) in accordance with the Trust's Procedures for the Valuation of Portfolio Securities.
The parties acknowledge that the Manager and a Fund may use different pricing vendors, which may result in valuation discrepancies.
(f) The Manager is not authorized to subcontract or otherwise delegate any of the services contemplated hereby to any other person who is not a supervised person or access person of the Manager without the prior written consent of the Trust, the Adviser and the Sub-Adviser, which consent may be withheld for any reason. Any attempt to sub-contract or delegate any such services without such consent shall be invalid. Further, Manager shall ensure that all services to be performed by Manager pursuant to this Agreement shall be conducted by "supervised persons" of Manager, as that term is defined in the Advisers Act.
(g) The Manager represents and warrants
to the Adviser, the Sub-Adviser and the Trust that: (i) the Manager is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; (ii) the Manager is duly organized and validly existing and has requisite power and authority to enter into and perform its obligations under this Agreement;
and (iii) the execution, delivery and performance of this Agreement by the Manager has been duly authorized by appropriate action of the Manager.
(h) Each of the Adviser and Sub-Adviser represents and warrants to the Manager that: it is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed.
(i) Each of the Adviser, Sub-Adviser and the Trust represents and warrants to the Manager that: (i) it is duly organized and validly existing and has requisite power and authority to enter into and perform its obligations under this Agreement; and (ii) the execution, delivery and performance of this Agreement by the Adviser, Sub-Adviser and the Trust has been duly authorized by appropriate action of the Adviser, Sub-
Adviser and the Trust.
(j) The Trust represents that it will claim an exclusion with respect to the Fund(s) from the definition of a "commodity pool operator" pursuant to Rule 4.5 of the Commodity Exchange Act of 1974, as amended, with respect to the Fund(s) at the commencement of its operations.
Section 4. Delivery of Documents to the Manager. The
Adviser or the Sub-Adviser has furnished the Manager with true, correct and complete copies of the following documents:
(a) The Declaration of Trust and By-Laws of the
Trust, if any, as in effect on the date hereof;
(b) The Registration Statement filed with the
Commission under the 1940 Act, including the prospectuses related to the Fund(s) included therein;
(c) The Advisory Agreement and the Sub-Advisory
Agreement;
(d) Resolutions of the Board as may be adopted from time to time that materialy affect the Manager's services to the Manager Portion provided pursuant to this Agreement; and
(e) Written guidelines, policies and procedures adopted by the Trust that are applicable to the Fund(s) and the Investment Guidelines.
The Adviser or the Sub-Adviser will furnish the Manager with all future amendments and supplements to the foregoing as soon as practicable after such documents become available. The Adviser or the Sub-Adviser shall furnish the Manager with any further documents, materials or information that the Manager may reasonably request in connection with the performance of its duties hereunder. For the avoidance of doubt, Manager shall not be responsible for compliance with any future amendment or supplement to the foregoing or any further documents, materials or information until Manager has received and had a reasonable opportunity to comply their requirements.
The Manager shall furnish the Adviser or the Sub-
Adviser with written certifications, in such form as the Adviser or the Sub-Adviser shall reasonably request, that it has received and reviewed the most recent version of the foregoing documents provided by the Adviser or the Sub-Adviser and that it will comply with such documents in the performance of its obligations under this Agreement.
Section 5. Delivery of Documents to the Adviser and the Sub-Adviser. The Manager has furnished, and in the future will furnish, the Adviser and the Sub-Adviser with true, correct and complete copies of each of the following documents:
(a) The Manager's most recent Form ADV;
(b) The current Code of Ethics of the Manager, adopted pursuant to Rule 17j-1 under the 1940 Act, and annual certifications regarding compliance with such Code; and
(c) Copies of its policies and procedures adopted pursuant to Rule 206(4)-7, under the Advisers Act, as amended from time to time, and a copy of the report memorializing the results of the annual review of the adequacy of such policies and procedures which may be redacted with respect to information regarding the names of supervised persons, client names, specific securities, matters subject to attorney client privilege and the details of compliance matters (such report, the "Annual Compliance Review Report"), provided the
Manager has furnished, and in the future will furnish, true, correct and complete copies of the Annual
Compliance Review Report solely to the Adviser and the Board, who may share such Annual Compliance Review
Report with with their professional advisers, auditors and regulatory authorities only and not with the Sub-
Adviser or any other parties.
In addition, to the extent permitted by applicable law or regulation, the Manager will furnish the Adviser and the Sub-Adviser with a summary of the material results of any examination of the Manager by the Commission or other regulatory agency with appropriate jurisdiction over the Manager and with respect to the Manager's investment management activities.
The Manager will furnish the Adviser and the Sub-
Adviser with all such documents as soon as practicable after such documents become available, to the extent that such documents have been changed materially.
The Manager shall furnish the Adviser and the Sub-
Adviser with any further documents, materials or information as the Adviser or the Sub-Adviser may reasonably request in connection with the Manager's performance of its duties under this Agreement, including, but not limited to, information regarding the Manager's financial condition similar to that provided during the Adviser and Sub-Adviser's initial diligence of Manager, level of insurance coverage, code of ethics compliance, conflict mitigation practices, and any certifications or sub-certifications which may reasonably be requested in connection with Fund(s) registration statements, Form N-CSR filings or other regulatory filings, and in connection with the consideration of the continuation of this Agreement for approval as set forth in Section 15 hereof.
Section 6. Control by Board. As is the case with respect to the Adviser under the Advisory
Agreement, and the Sub-Adviser under the Sub-
Advisory Agreement, any investment activities undertaken by the Manager pursuant to this Agreement, as well as any other activities undertaken by the Manager on behalf of the Fund(s), shall at all times be subject to the direction and control of the Trust's Board.
Section 7. Compliance with Applicable
Requirements. In carrying out its obligations under this Agreement, the Manager shall at all times comply with:
(a) all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder;
(b) the provisions of the registration
statement of the Trust, as it may be amended or supplemented from time to time and filed with the Commission under the Securities Act and the 1940 Act;
(c) the provisions of the Declaration of Trust of the Trust, as it may be amended or supplemented from time to time;
(d) the provisions of any By-laws of the Trust, if adopted and as they may be amended from time to time, resolutions of the Board provided to the Manager pursuant to Section 4(d) above, the applicable provisions of written guidelines, policies and procedures adopted by the Trust or the Board, and the Investment Guidelines;
(e) With respect to the Manager's Portion only, the provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable to the Trust or the Fund(s); and
(f) any other applicable provisions of state or federal law.
For purposes of clarification and without limiting the foregoing, the parties agree that the obligations of the Manager with respect to the foregoing will not require the Manager to comply with such provisions of law that apply specifically to the management of the Fund(s)' assets or operation of the Fund(s) as a whole and not individually to the Manager Portion. Additionally and for the avoidance of doubt, the Manager shall not be responsible for compliance with any future amendment or supplement of the documents listed in Sections 7(b),(c) or (d) or any further documents, materials or information, unless the Manager has received such items and had a reasonable opportunity to comply with their requirements.
In addition, without limiting the generality of the foregoing, the Manager agrees that: (i) any code of ethics adopted by the Manager must comply with Rule
17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, as they may be amended from time to time, and, if requested by the Trust, the Adviser or the Sub-Adviser, any practices regarding personal investing as may be set out in any interpretive release or guidance issued by the Commission or its staff, (ii) the Adviser and the Trust may disclose Fund(s) portfolio holdings information (including with respect to the Manager Portion) in accordance with the Trust's policies and procedures governing the disclosure of Fund(s) portfolio holdings, as amended or supplemented from time to time, and as required by applicable law or as otherwise provided hereunder, and (iii) the Manager will not use, nor will it seek to obtain without appropriately restricting itself pursuant to Manager's compliance policies and procedures, material nonpublic information concerning portfolio companies in connection with performing its duties hereunder.
Section 8. Proxies. The Adviser shall have responsibility to vote proxies solicited with respect to issuers of securities in which assets of the Manager
Portion of the Fund(s) are invested from time to time in accordance with the Trust's policies on proxy voting.
The Manager will provide, when reasonably requested by the Adviser, information on a particular issuer held in the Manager Portion to assist the Adviser in the voting of a proxy.
Section 9. Broker-Dealer Relationships. The
Manager is responsible for the purchase and sale of securities for the Manager Portion of the Fund(s), broker-dealer selection, and negotiation of brokerage commission rates. Subject to the remainder of this paragraph, the Manager's primary consideration in effecting a security transaction will be to seek to obtain the best price and execution under the circumstances.
In selecting a broker-dealer to execute each particular transaction for the Manager Portion of the Fund(s), the Manager will consider such factors it considers to be relevant to the transaction, which are expected to include, among other things: the best net price available, the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the Fund(s) on a continuing basis. Accordingly, the price to the Fund(s) in any transaction may be less favorable than that available from another broker-dealer if the Manager determines in good faith that the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board may from time to time determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of having caused the Fund(s) with respect to the Manager Portion to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Manager with respect to the Manager Portion of the Fund(s) and to other clients of the Manager. The Manager is further authorized to allocate the orders placed by it on behalf of the Manager Portion of the Fund(s) to brokers and dealers who provide brokerage and research services within the meaning of Section 28(e) of the Securities Exchange Act of 1934 and in compliance therewith.
Such allocation shall be in such amounts and proportions as the Manager shall determine and the Manager will report on said allocations regularly to the Board, indicating the brokers to whom such allocations have been made and the basis therefor.
Provided the investment objective of the Manager
Portion of the Fund(s) is adhered to, the Manager may aggregate sales and purchase orders of securities for the Manager Portion of the Fund(s) with similar orders being made at approximately the same time for other portfolios managed by the Manager, if, in the Manager's reasonable judgment, such aggregation will result in an overall economic benefit to the Fund(s). In accounting for such aggregated order, price and commission shall be averaged on a per bond or share basis daily. The Trust and the Adviser acknowledge that the Manager's determination of such economic benefit to the Fund(s) may be based on an evaluation that the Fund(s) is benefited by relatively better purchase or sales price, lower commission expenses and beneficial timing of transactions, the Manager's fiduciary duty to fairly allocate trading opportunities among its clients, or a combination of these and other factors. The allocation of securities so purchased or sold shall be made by the Manager in the manner that the Manager considers to be most equitable and consistent with its fiduciary obligations to the Fund(s) and other clients over time. The Manager represents and acknowledges that it is solely responsible for complying, and agrees that it shall comply, with any and all applicable pronouncements of the Commission or its staff with respect to the requirements for aggregating trades as may be set out in any interpretive release and/or noaction letters issued by the Commission or its staff. The
Manager shall not be responsible for any acts or omissions by any broker or dealer, provided that the Manager did not act with gross negligence or willful misconduct in the selection of such broker or dealer.
The Manager shall not engage in any transactions for the Manager Portion of the Fund(s) with or through any broker-dealer that is an affiliated person of the Manager or that is described in writing to the Manager as being an affiliated person of the Adviser or the Sub-Adviser except in compliance with all applicable regulations of the Commission and the applicable policies and procedures of the Trust governing such transactions.
Section 10. Expenses of the Fund(s). All of the ordinary business expenses incurred in the operations of the Fund(s) and the offering of their shares shall be borne by the Fund(s) unless specifically provided otherwise in this Agreement. These expenses borne by the Fund(s) include, but are not limited to, brokerage commissions, spreads, taxes, legal, auditing or governmental fees, the cost of preparing share certificates, custodian, transfer agent and shareholder service agent costs, expense of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to trustee and shareholder meetings of the Trust/Fund(s), the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund(s) in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Fund(s)' shareholders.
The Manager shall pay its own expenses in connection with the services to be provided by it pursuant to this Agreement. In addition, the Manager shall be responsible for reasonable out-of-pocket costs and expenses incurred by the Adviser, the Sub-Adviser or the Trust: (a) to amend the Trust's registration statement (other than as part of a normal annual updating of the registration statement) or supplement the Fund(s)' prospectuses and/or statement of additional information, and circulate the same, solely to reflect a change in the personnel of the Manager responsible for making investment decisions in relation to the Fund(s); (b) to obtain shareholder approval, if required, of a new sub-advisory agreement as a result of a change in "control" (as such term in defined in Section 2(a)(9) of the 1940 Act) of the Manager (which may include, without limitation, the costs of preparing, printing and mailing a proxy statement for the shareholder meeting and proxy solicitation services, among others), or to otherwise comply with the 1940
Act, the Securities Act, or any other applicable statute, law, rule or regulation, as a result of such change; or (c) to obtain Board approval of a new sub-advisory agreement as a result of a change of the type described in clause (b) if the Manager requests that approval be sought at a special, as opposed to a regularly scheduled, Board meeting.
Section 11. Compensation. As compensation for the sub-advisory services provided under this Agreement, the Adviser shall pay the Manager fees, payable monthly, at the annual rates indicated on Schedule A hereto, as such Schedule may be amended or supplemented from time to time. It is understood that the Adviser shall be responsible for the Manager's fee for its services hereunder, and the Manager agrees that it shall have no claim against the Trust, the Fund(s) or the Sub-Adviser with respect to compensation under this Agreement.
Section 12. Standard of Care; Limitation of
Liability. The Trust, Adviser and Sub-Adviser shall expect of the Manager, and the Manager will give the Trust and the Adviser and Sub-Adviser the benefit of, the Manager's best judgment and efforts in rendering its services to the Trust, and the Manager shall not be liable hereunder for any mistake in judgment. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Manager or any of its officers, partners, members, employees, agents, affiliates or "supervised persons," as that term is defined in the Advisers Act, the Manager and any of its officers, partners, members, employees, agents, affiliates or "supervised persons," as that term is defined in the Advisers Act, shall not be subject to liability to the Adviser, Sub-Adviser or Trust or to any shareholders in the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.
Section 13. Non-Exclusivity. The services of the
Manager to the Sub-Adviser, the Adviser and the Trust are not to be deemed to be exclusive, and the Manager shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers, directors, members, partners, employees or agents of the Manager and its affiliates are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, members, employees or agents of any other firm or trust, including other investment advisory companies.
It is understood that the Manager performs investment advisory services for various clients, including accounts of clients in which the Manager or supervised persons have a beneficial interest. Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to require the Manager to devote any minimum amount of time or attention to the management of the Manager Portion.
The Manager may give advice and take action in the performance of its duties with respect to any of its other clients, which may differ from the advice given, or the timing or nature of action taken, with respect to the assets of the Fund(s).
Section 14. Records. The Manager shall, with respect to the placing and allocation of brokerage orders placed by it for the purchase and sale of portfolio securities or other investment assets and other portfolio transactions of the Fund(s) in the Manager
Portion, maintain or arrange for the maintenance of the documents and records required to be maintained by the Trust pursuant to Rule 31a-1 under the 1940 Act and other applicable law or regulation as well as trade tickets and confirmations of portfolio trades and such other records as the Adviser or the Fund(s)'
Administrator reasonably requests to be maintained.
All such records shall be maintained in a form reasonably acceptable to the Fund(s) and in compliance with the provisions of Rule 31a-1 or any successor rule or other applicable law or regulation. The Manager shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, any and all other documents and records relating to the services provided by the Manager pursuant to this Agreement required to be prepared and maintained by the Trust pursuant to the rules and regulations of any national, state, or local government entity with appropriate jurisdiction over the Trust, including the Commission and the Internal Revenue Service of the U.S.
Department of Treasury. All such records will be the property of the Trust, and will be available for inspection and use by the Trust and its authorized representatives (including the Adviser and the Sub-
Adviser) at all times during the Manager's normal business hours. The Manager shall promptly, upon the request of the Trust or the Trust's authorized representatives (including the Adviser and the Sub-
Adviser), surrender and deliver to the Fund(s) those records which are the property of the Trust or any Fund(s), but may retain copies of such records. The
Manager will promptly notify the Fund(s)' Administrator if it experiences any difficulty in maintaining the records in an accurate and complete manner.
Section 15. Term and Approval. This
Agreement shall become effective with respect to the Fund(s) after it is approved by the Board of Trustees of the Trust, including by a majority of the Trustees who are not interested persons of the Trust, and executed by the Trust, Adviser, Sub-Adviser and Manager, and shall continue in effect for more than two years from its effective date, provided that the continuation of this Agreement is approved in accordance with the requirements of the 1940 Act, which currently requires that the continuation be approved at least annually:
(a) (i) by the Trust's Board of Trustees or
(ii) by the vote of "a majority of the outstanding voting securities" of the Fund(s) (as defined in Section 2(a)(42) of the 1940 Act), and
(b) by the affirmative vote of a majority of the Trust's Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.
Section 16. Termination. As required under the
1940 Act, this Agreement may be terminated with respect to the Fund(s) at any time, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the Fund(s)' outstanding voting securities, or by the Adviser, Sub-Adviser or Manager, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act, as it may be interpreted by the Commission or its staff in interpretive releases, or applied by the Commission staff in no-action letters, issued under the 1940 Act. This Agreement shall automatically terminate in the event of the termination of the Advisory Agreement. This Agreement may also be terminated: (i) immediately by the Adviser, the Sub-Adviser or the Trust in the event that the Manager commits a material violation of any governing law or regulation, and (ii) by the Manager on ten (10) business days' written notice to the other parties in the event that the Adviser, the Sub-Adviser or the Trust commits a material violation of any governing law or regulation.
Section 17. Indemnification by the Manager. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder, or obligations or duties to the Trust or a Fund(s) generally, on the part of the Trust, the Adviser, or the Sub-Adviser, or any of their respective officers, partners, members, managers, directors, employees, affiliates or agents, the Manager agrees to indemnify and hold the Trust, any Fund(s) of the Trust, the Adviser and the Sub-Adviser and their respective officers, partners, members, managers, directors, employees, affiliates and agents (severally, but not jointly) harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses, liability, claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising out of or attributable to the willful misfeasance, bad faith, grossly negligent acts or reckless disregard of obligations or duties of the Manager or any of its officers, members, partners, employees, agents, affiliates or "supervised persons," as that term is defined in the Advisers Act.
The Manager shall not be liable hereunder for any losses or damages resulting from the Manager's adherence to the written instructions of the Adviser, the Sub-Adviser or the Trust.
Section 18. Indemnification by the Trust, the
Adviser and the Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder, or obligations or duties to the Trust or a Fund(s) generally, on the part of the Manager or any of its officers, members, partners, employees, agents, affiliates or "supervised persons," as that term is defined in the Advisers Act, each of the Trust, the Adviser and the Sub-Adviser hereby agrees to indemnify and hold harmless the Manager and any of its officers, members, partners, employees, agents, affiliates and "supervised persons," as that term is defined in the Advisers Act, against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses, liability, claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from: (i) the advertising, solicitation, sale, purchase or pledge of securities, whether of the Fund(s) or other securities, undertaken by the Fund(s), their officers, directors, employees, affiliates or agents,
(ii) resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Fund(s), the Adviser or the Sub-Adviser, respectively, or their officers, directors, employees, affiliates or agents, or (iii) the willful misfeasance, bad faith, grossly negligent acts or reckless disregard of obligations or duties hereunder, or obligations or duties to the Trust or a Fund(s) generally, on the part of the Fund(s), the Adviser or the Sub-
Adviser, or their respective officers, directors, employees, affiliates or agents; provided, however, that the Sub-Adviser shall have no obligation to indemnify and hold harmless the Manager with respect to any of the foregoing matters to the extent that the Sub-
Adviser did not commit such violations, take such actions or act in such manner. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein or in Section 17 shall constitute a waiver or limitation of any rights which the Fund(s) may have and which may not be waived under any applicable federal and state securities laws.
Section 19. Notices. Any notices under this
Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties at such address as such other parties may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of the Trust shall be 525 Market Street, 12th Floor, San Francisco, California 94105, Attention: Karla Rabusch, and that of the Adviser shall be 525 Market Street, 12th Floor, San Francisco, California 94105, Attention: C. David Messman, and that of the Sub-Adviser shall be 1133 Connecticut Avenue, N.W., Suite 810, Washington, D.C. 20036, Attention:
Sherri Rossoff, and that of the Manager shall be 601
Carlson Parkway, Ste. 330, Minnetonka, Minnesota
55305, Attention: Tim O'Brien.
Section 20. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, or interpretations of the Commission or its staff, or Commission staff no-action letters, issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The duties and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware to the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted.
Section 21. Amendment. No provision of this
Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares of the affected Fund(s). Otherwise, a written amendment of this Agreement is effective upon the approval of the Board, the Adviser, the Sub-
Adviser and the Manager.
Section 22. Wells Fargo Name. The
Manager shall not, without prior written consent of the
Adviser: (i) use in advertising, publicity or otherwise the name of "Wells Fargo," including the name of Wells
Fargo & Co. or any of its affiliates, nor any trade name, trademark, trade device, service mark, symbol, logo or any abbreviation, contraction or simulation thereof owned by Wells Fargo & Co. or any of its affiliates; or (ii) represent, directly or indirectly, that any product or any service provided by the Manager has been approved or endorsed by Wells Fargo & Co. or any of its affiliates.
The Manager may use the performance of the Manager Portion in its performance information.
In the event that the Manager is no longer acting as a sub-adviser to any Fund(s), then the Adviser shall promptly update the prospectus and statement of additional information relating to the Fund(s) to clearly disclose that the Manager is no longer acting in such capacity and shall update all other marketing materials to remove references to the Manager at the next periodic update thereof.
Section 23. Confidentiality. Subject to
the provisions of the last paragraph of Section 7 hereof and this Section 23, the following shall be treated as confidential ("Confidential Information"): (i) any information or recommendations supplied by the Manager in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings in the Manager Portion, financial information or other information relating to the Manager; and (ii) any records and other information relative to the Trust, the Fund(s), the Adviser and the Sub-Adviser which the Manager receives or has access to in the performance of its duties in connection with the performance of its obligations and duties hereunder, including without limitation, prior, present or potential shareholders and clients, the list of Fund(s) portfolio securities, instruments and assets and liabilities of the Fund(s). Except as may be required by applicable law or rule or as requested by regulatory or self-regulatory authorities or judicial process,
Confidential Information may be disclosed to or used only as necessary to carry out the purposes of this Agreement (including, without limitation, the disclosure of Confidential Information to, or the use of the same by, the Fund(s)' Custodian and fund accountant and other service providers supporting the operation of the Fund(s), the Fund(s)' auditors, legal advisors to any party, and such other persons as the Fund(s), the Adviser and the Sub-Adviser may designate in connection with the operation and management of the Manager Portion). The Manager shall not use its knowledge of Confidential Information regarding the Fund(s)' portfolio as a basis to place or recommend any securities or other transactions for its own benefit or the benefit of others or to the detriment of the Fund(s).
The Manager hereby authorizes the
Fund(s), the Adviser and the Sub-Adviser to use all related evaluation material, analyses and information regarding the Manager (other than confidential information related to the Manager's other funds and accounts or the Manager's finances) and the investment program of the Manager Portion of the Fund(s), including information about portfolio holdings and positions, in connection with: (i) marketing the Fund(s),
(ii) providing ongoing information to existing Fund(s) shareholders, and (iii) providing any required regulatory disclosures.
The confidentiality provisions of this
Section 23 will not apply to any information that: (i) is or subsequently becomes publicly available without breach of any obligation owed to another party; (ii) became known to a party from a source other than another party, and without breach of an obligation of confidentiality owed to another party; (iii) is independently developed by any party without reference to the information required by this Agreement to be treated confidentially; or (iv) is used by any party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement. Nothing in this Section 23 will be deemed to prevent a party from disclosing any information received hereunder pursuant to any applicable law or in response to a request from a regulatory, self-regulatory or judicial authority.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

WELLS FARGO FUNDS TRUST
on behalf of the Fund(s)
By:
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC
By:
Andrew Owen
Executive Vice President

THE ROCK CREEK GROUP, LP
By:
Name:
Title:

PINE RIVER CAPITAL MANAGEMENT L.P.
By:
Name:
Title:



APPENDIX A

PINE RIVER CAPITAL MANAGEMENT L.P.
SUB-ADVISORY AGREEMENT
WELLS FARGO FUNDS TRUST

Wells Fargo Advantage Alternative Strategies Fund

Approval by the Board of Trustees: February 20, 2014



SCHEDULE A

PINE RIVER CAPITAL MANAGEMENT L.P.
INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT
WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 1st day of April
2014, by and among Wells Fargo Funds Trust (the
"Trust"), Wells Fargo Funds Management, LLC (the
"Adviser"), and Pine River Capital Management L.P. (the
"Manager"); and

WHEREAS, the parties and The Rock Creek
Group LP have entered into an Investment Sub-Advisory
Agreement ("Manager Sub-Advisory Agreement") whereby the Manager provides investment management with respect to each series of the Trust listed in Appendix A to the Manager Sub-Advisory
Agreement (the "Fund(s)").

WHEREAS, the Manager Sub-Advisory
Agreement provides that the fees to be paid by the Adviser to the Manager are to be as agreed upon in writing by the parties.

NOW THEREFORE, the parties agree that the fees to be paid by the Adviser to the Manager under the Manager Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying the annual rates indicated below to the average daily net assets of the Manager Portion (as defined in the Manager Sub-
Advisory Agreement) of the Fund(s) throughout the month:

                                         SUB-ADVISORY FEE AS % OF AVG.
FUND NAME                                DAILY NET ASSETS
-----------------------------------------------------------------------
Wells Fargo Advantage Alternative        1.00
Strategies Fund
-----------------------------------------------------------------------

If the Manager shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Manager provided management and other services to the Fund(s).

No provision of this fee agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

The foregoing fee schedule is agreed to as of this 1st day of April 2014, and shall remain in effect until agreed and changed in writing by the parties.

WELLS FARGO FUNDS TRUST
on behalf of the Fund(s)
By:
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC
By:
Andrew Owen
Executive Vice President

PINE RIVER CAPITAL MANAGEMENT L.P.
By:
Name:
Title: